Exhibit 10.1

February 19, 2025

Gary Luster

Dear Gary,

It is my pleasure to confirm our offer of employment with Barnes & Noble Education, Inc. (“BNED” or “Company”). The following represents the key elements of our offer:

Job Title:	Senior Vice President, Chief Accounting Officer

Department and Location:	C0836 BNED Finance Executive - Basking Ridge, NJ

Reports to:	Jason Snagusky - EVP, Chief Financial Officer

Starting Date:	March 3, 2025

Base Salary:

$335,000 annualized

Payment is on a biweekly basis and is subject to standard payroll deductions and withholdings. Your work week will be 40 hours. Your position is considered an exempt position, which means that you will not be eligible for overtime pay for hours worked in excess of 40 hours in a given week.

Bonus:	Eligible to participate in our FY26 Incentive Compensation Plan. The bonus target for your position is 35% of your base salary. Payments under the plan are based upon achievement of measurable objectives as defined by the Company each fiscal year. Payments may be prorated accordingly based upon your start date and the provisions of the Incentive Plan. The fiscal year period is defined as May 1st to April 30th.

Cell Phone Stipend:	You are eligible to receive $100 per month for cell phone reimbursement. This will be paid in the first pay period of each month.

Benefits:	You will be eligible to enroll in the Company’s Benefits Plans. Coverage begins after sixty (60) days of continuous employment. Enrollment information will be provided to you by the Benefits department ( ).

Equity:	Subject to approval by the Compensation Committee at its next regularly scheduled meeting, you will be eligible to receive an equity grant of 30,000 Performance Shares. The share will vest in 1/3rd tranches based on price trigger and time-based vesting schedule. Additional details will be provided after approval.

401(k) Savings Plan:	Upon completing 1000 hours of service in a year (i.e., after approximately 6 months of continuous full-time employment), you will become eligible to participate in our 401(k) savings plan. The Company offers an annual discretionary match. You will receive enrollment information from Fidelity Investments in the mail once eligible to join.

Paid Time Off:	You are eligible for fifteen (15) vacation days. The Company vacation policy follows a calendar year accrual process and employees accrue and earn vacation time with every pay cycle.

As stated above, this offer is contingent upon review and verification of the following:

•

Your identity and your ability to be legally employed by the Company in the United States. In order for the Company to continue the hiring process and your employment, you must provide documents to the Company of your legal eligibility to work in the United States. You will have a maximum of three business days from the first date of employment to provide documents identified by the federal government that satisfy the requirements of the I-9 Form. Additionally, your continued employment with the Company is contingent upon you retaining and renewing (if needed) the legal ability to work in the United States. In the event at any time during your employment with the Company you do not have proper work authorization to legally be employed in the United States, you must immediately inform the Company and your employment will be terminated. If you are so terminated and then later obtain the required authorization and desire to be employed by the Company, you will be required to apply for any open positions with the Company should you wish to be rehired.

•	Satisfactory references and verification of your employment record, academic credentials, and any certifications represented on your employment application and/or résumé or CV.

•

A pre-employment background check pursuant to and in accordance with the Fair Credit Reporting Act. A “Consumer Report” and/or “Investigative Consumer Report” will be obtained for employment purposes. A separate email with instructions and other details will be sent to your personal email.

You have represented, and hereby confirm, you are not subject to any currently effective employment contract or any other contractual or other binding obligations pursuant to which your employment or employment activities with or on behalf of the Company may be subject to any restrictions, including without limitation, any agreements or other obligations or documents relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire.

In the event you meet all conditions listed above and begin employment with the Company, and notwithstanding any statement in this letter, you will be an “at-will” employee, which means either you or we can terminate your employment at any time and for any reason, with or without cause.

If you wish to accept this offer of employment as set forth in this document, please complete the electronic signature process. If this offer is not signed, the Company’s offer of employment shall be deemed to be rescinded and without effect. Please contact your recruiter directly with any questions or concerns.

We look forward to having you join our family of brands and know you will find working here a rewarding experience. Congratulations!

Sincerely,

Cynthia Origlio

SVP, Chief Human Resources Officer

Barnes & Noble Education, Inc.

Below are the Terms and Conditions of Employment for your review. Please sign it and return it with a signed copy of your offer letter.

TERMS AND CONDITIONS OF EMPLOYMENT

These Terms and Conditions are by and between Barnes & Noble Education, Inc., on behalf of itself and its subsidiaries (“Company”) and Gary Luster (“Employee”). In consideration of the Employee being hired by the Company, the Company providing Employee access to Trade Secret, Confidential Information, and other Company Property (as each term is defined below) that are necessary to perform Employee’s work, the payment by the Company of Employee’s compensation and for other good and valuable consideration, the Company and Employee agree as follows:

1. At-Will Employment. Employee agrees that Employee’s employment is at-will, which means that both Employee and the Company shall have the right to terminate such employment at any time, for any reason, with or without cause. Employee further acknowledges and agrees these Terms and Conditions are not intended to and does not constitute a contract or agreement between Employee and the Company providing a specified term of employment or limiting the right of either party to terminate Employee’s employment with the Company at any time, for any reason, with or without cause.

2. Duty of Loyalty. Employee acknowledges Employee owes a duty of loyalty to the Company, which Employee acknowledges means, among other things, that while an employee of the Company, Employee must act in the best interests of the Company. Employee, therefore, agrees that, subject only to the limitations described in Section 7: (a) Employee shall devote Employee’s best efforts and undivided time, effort and loyalty to the business of the Company; (b) Employee shall discharge all of Employee’s duties and responsibilities assigned to Employee by the Company conscientiously, in good faith and to the best of Employee’s ability, giving to the Company the full benefit of Employee’s knowledge, expertise, skill and judgment; (c) Employee shall not engage in any illegal or unethical conduct in the performance of Employee’s duties and responsibilities; and (d) Employee shall not engage in any conduct that creates an actual, potential or apparent conflict between Employee’s personal interests and the Company’s interests, or that otherwise may adversely affect Employee’s judgment or ability to act in the Company’s best interests. If Employee is uncertain whether any particular activity may violate Employee’s duty of loyalty, Employee agrees to notify the Company and not engage in any such conduct without the express, written consent of an authorized representative of the Company.

3. Trade Secrets, Confidential Information and Company Property. Employee acknowledges Employee’s duties and responsibilities will put employee in a position of acquiring and creating Trade Secrets and Confidential Information concerning the Company. Employee further acknowledges the Company is engaged in a highly competitive business. The Company’s involvement in this business has required and continues to require the expenditure of substantial amounts of money and the use of skills developed over a long period of time. As a result of these investments of money, skill, and time, the Company has developed and will continue to develop certain valuable Trade Secrets and Confidential Information that are particular to the Company’s business. Employee acknowledges and agrees that the disclosure of such information to competitors of the Company or others would cause the Company to suffer substantial and irreparable harm. Employee acknowledges, therefore, that it is in the Company’s legitimate business interest to restrict Employee’s disclosure or use of such Trade Secret and Confidential Information (and other Company Property).

Accordingly, Employee shall use best efforts and diligence both during and after any employment with the Company, regardless of how, when, or why such employment ends, to protect the confidential, trade secret, and/or proprietary character of all Confidential Information and Trade Secret Information. Employee shall not, directly or indirectly, use (for Employee’s benefit or for the benefit of any other person) or disclose any Confidential Information or Trade Secret Information, for so long as it shall remain proprietary or protectable, except as may be necessary for the performance of Employee’s duties for the Company. Employee understands that Confidential Information and/or Trade Secret Information may or may not be labeled as such, and Employee shall treat all information that appears to be Confidential Information and/or Trade Secret Information as confidential unless otherwise informed or authorized by the Company. Nothing in these Terms and Conditions shall be construed to mean that Company owns any intellectual property or ideas that were conceived by Employee before Employee commenced employment with Company and that Employee has previously disclosed to the Company. Subject to the last paragraph of this section, nothing in this paragraph shall prevent Employee from complying with a valid legal requirement (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information.

“Trade Secret” and “Trade Secret Information” shall mean all information, regardless of the form or medium in which it is or was created, stored, reflected, or preserved, that is not commonly known by or generally available to the public and that (1) derives or creates economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Company’s Trade Secret Information may include, but is not limited to, all confidential information relating to or reflecting the Company’s research and development plans and activities; non-public financial information; current and future products; compilations of data; product plans; sales, marketing and business plans and strategies; pricing, price lists, pricing methodologies and profit margins; current and planned incentive, recognition, and rewards programs and services; personnel information; inventions, concepts, ideas, designs and formulae; current, past, and prospective customers and customer lists; current, past, and anticipated customer needs, preferences, and requirements; market studies; computer software and programs (including object code and source code); and computer and database technologies, systems, structures, and architectures.

“Confidential Information” means any data or information and documentation, regardless of the form or medium in which it is or was created, stored, reflected, or preserved, that is either developed by Employee (alone or with others) or to which Employee shall have access during any employment with the Company, and which has value and is not generally known to the public. “Confidential Information” also includes, but is not limited to, Trade Secret Information, information that is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, such information is revealed to the Company, and any other proprietary, confidential, sensitive, or material and non-public, including but not limited to information related to possible or pending mergers and acquisitions, and information regarding the Company or its affiliates’ business affairs, including, without limitation, customer or supplier information, financial information or data, sales, costs, business concepts or plans, processes, methods, systems, know-how, patentable rights, devices, formulas, product specifications, marketing, prices, technology, distribution strategies, proprietary information regarding current or future products or strategy, services, methodologies, processes, research and development and other proprietary rights, and any other information that has value and is not generally known to the public, whether in oral, written, or electronic form and whether or not marked as “confidential.”

“Company Property” shall mean all property, items, materials and resources of the Company, including, without limitation, all Trade Secret and Confidential Information, Company computer systems and all software, disks, drives, email, programs, and databases, all files, records, documents, drawings, specifications, memoranda, notes, reports, manuals, equipment, telephone services, cell phones and other personal devices owned by Company, and all other administrative or support services provided by or related to the Company.

Except as specifically required in the performance of Employee’s duties for the Company, Employee agrees Employee will not, during the course of employment by the Company and for so long thereafter as the pertinent information or documentation remain Trade Secrets, Confidential Information or Company Property, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use or disclose any Trade Secrets, Confidential Information or Company Property. Employee will hold the Confidential Information and Trade Secrets in strict confidence and shall exercise a reasonable degree of care to prevent disclosure to any third parties. Employee also shall not reproduce the Confidential Information or Trade Secrets or use them commercially or for any purpose other than the performance of Employee’s authorized duties for Company.

The obligations set forth herein shall not apply to any Trade Secrets, Confidential Information or Company Property that have become generally known to a Competing Business (as defined below) of the Company through lawful means and without violation of any law or any agreement not to disclose Trade Secrets, Confidential Information, or Company Property.

Upon the termination for any reason of Employee’s employment with the Company, or at any time the Company may so request, Employee shall promptly deliver to the Company all Trade Secret, Confidential Information, and Company Property, including all information, materials, documents (whether in electronic or paper form) and all copies thereof that, directly or indirectly, contain, relate or refer to Trade Secret, Confidential Information, or Company Property. Additionally, upon the termination of employment with Company for any reason, Employee shall not retain any Confidential Information, Trade Secrets, or Company Property in any way obtained by Employee during the course of Employee’s employment with Company. The obligations of Employee under these Terms and Conditions shall survive until such time as all of the Confidential Information or Trade Secrets disclosed hereunder becomes publicly known through no action or inaction of the Employee. Company may notify any future or prospective employer of Employee or any third party of the existence of the provisions of this section of these Terms and Conditions.

Notwithstanding anything in these Terms and Conditions to the contrary, Employee and Company acknowledge Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law. In addition, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that is made in a complaint or other document filed in a lawsuit or other proceeding so long as such filing is made under seal. Furthermore, in the event Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Trade Secret to Employee’s attorney and use the Trade Secret information in the court proceeding so long as Employee files any document containing the Trade Secret under seal and does not disclose the Trade Secret except pursuant to court order.

Employee agrees that both during and after any employment with the Company, regardless of how, when or why such employment ends, Employee shall provide reasonable cooperation to the Company and its affiliates in connection with any pending or future lawsuit, arbitration, or proceeding between the Company and/or any affiliate and any third party, any pending or future regulatory or governmental inquiry or investigation concerning the Company, and/or any affiliate and any other legal, internal, or business matters of or concerning the Company and/or any affiliate. Such cooperation shall include meeting with and providing information the Company, any affiliate, and/or their respective attorneys, auditors, or other representatives as reasonably requested by the Company. The Company shall reimburse any reasonable legal fees and related expenses Employee incurs in order to comply with this paragraph.

Employee agrees that both during and after any employment with the Company, regardless of how, when or why such employment ends, if Employee is legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information, Employee, to the extent legally permitted, shall promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company, to waive compliance with the provisions of these Terms and Conditions. Employee shall use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is compelled to disclose the Confidential Information or Trade Secret Information or else stand liable for contempt or suffer other sanction, censure or penalty, Employee shall disclose only so much of the Confidential Information or Trade Secret Information to the party compelling disclosure as Employee believes in good faith on the basis of advice of counsel is required by law, and Employee, to the extent legally permitted, shall give the Company prior notice of the Confidential Information or Trade Secret Information Employee believes Employee is required to disclose. The Company shall reimburse any reasonable legal fees and related expenses Employee incurs in order to comply with this paragraph. Nothing in or about these Terms and Conditions shall be construed to (a) interfere with Employee’s rights to file a claim with a government agency responsible for enforcing a law, such as the Securities and Exchange Commission or the U.S. Equal Employment Opportunity Commission; (b) prevent Employee from providing, in accordance with this paragraph, Confidential Information or Trade Secrets to the extent required by law or legal process; (c) prevent or impede Employee’s ability to participate in or cooperate or assist with any government or regulatory entity investigation or proceeding; or (d) prevent, discourage, or prohibit Employee from participating in, or assisting others in participating in, any activity under Section 7 of the National Labor Relations Act (“Act”) or otherwise cooperating with the National Labor Relations Board (“NLRB”) under the Act.

4. Intellectual Property/Assignment of Inventions. “Intellectual Property” means works, inventions, discoveries, improvements, documented ideas, computer programs, source codes, and related documentation, moral rights, designs, and other works of authorship or creation (“Intellectual Property”). Employee agrees to promptly disclose to the Company all Intellectual Property, including any Intellectual Property in the formative stages, made during Employee’s employment with the Company. Furthermore, Employee agrees to disclose to the Company any Intellectual Property created during the period of one year after the termination of Employee’s employment with the Company that relates to or constitutes an improvement upon the Company’s Intellectual Property. Employee also agrees to keep and maintain written records concerning such Intellectual Property and make these records available to the Company at all times.

Employee shall promptly disclose and provide to the Company, and hereby assigns and agrees to assign to the Company and its successors and assigns, Employee’s entire right, title, and interest in and to any Intellectual Property and original works of authorship, designs, formulas, processes, improvements, compositions of matter, computer software programs, data, information or databases, methods, procedures or other inventions, developments or improvements of any kind that Employee conceives, originates, develops, improves, modifies and/or creates, solely or jointly with others, during the period of Employee’s employment, or as a result of such employment (collectively, “Inventions”), and whether or not any such Inventions also may be included within “Confidential Information” or “Trade Secret Information” (as defined under these Terms and Conditions), or are patentable, copyrightable, or protectable as trade secrets. Employee acknowledges and agrees the Company is and shall be the exclusive owner of all rights, title, and interest in and to the Inventions and, specifically, that any copyrightable works prepared by Employee within the scope of Employee’s employment are “works for hire” under the Copyright Act, that such “works for hire” are Intellectual Property, and that the Company shall be considered the author and sole owner of such copyrightable works. In the event that any Intellectual Property is deemed not to be a “work for hire”, or in the event Employee should, by operation of law, be deemed to be entitled to retain any rights, title, or interest in and to any Intellectual Property, Employee hereby irrevocably and forever waives all rights, title, and interest and assigns to the Company, without any further consideration or compensation of any kind or at any time, and regardless of any use by the Company of any such Intellectual Property, all rights, title, and interest, if any, in and to such Intellectual Property, whether or not patentable, copyrightable, or subject to other forms of protection, made, created, developed, written, or conceived by Employee, either solely or jointly with others, during Employee’s employment with the Company. Employee agrees that the Company, as the owner of all Intellectual Property, has the full and complete right to prepare and create derivative works based upon the Intellectual Property and to use, reproduce, publish, print, copy, market, advertise, distribute, transfer, sell, publicly perform, and publicly display and otherwise exploit by all means now known or later developed, such Intellectual Property and derivative works anywhere throughout the world and at any time during or after Employee’s employment hereunder or otherwise.

All Intellectual Property disclosed or made by Employee within one (1) year after termination of Employee’s employment with the Company shall be deemed to be owned by the Company unless such Intellectual Property is proved to have been conceived after termination and without the benefit of any proprietary and/or Confidential Information or Trade Secrets of the Company, its subsidiaries or affiliates. Notwithstanding the above, Employee shall retain full right and title to Intellectual Property to which all of the following conditions apply: (a) no equipment, supplies, facilities, proprietary and/or Company Property, Confidential Information, Trade Secrets or Intellectual Property of the Company was used in its development; (b) it was developed entirely on Employee’s own time; (c) it does not relate to the business of the Company or to the Company’s anticipated business or developmental programs; and (d) it does not result from or relate to any work performed by Employee for the Company. Employee represents Employee has not, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of Employee’s employment with the Company any Intellectual Property that Employee considers to be Employee’s property or the property of third parties. Employee further agrees to execute any instrument or papers requested by the company and to assist the Company, or its designees, at the Company’s expense, but without additional compensation to Employee, in every proper way to secure the Company’s rights in the Intellectual Property and any copyrights, patents, trademarks, design rights, moral rights, mask work rights, or other intellectual property rights relating thereto in any and all countries. Employee further agrees that Employee’s obligation to execute or cause to be executed any such instrument or papers will continue after the termination of Employee’s employment with the Company. If the Company is unable because of Employee’s mental or physical incapacity, Employee’s refusal to comply with Employee’s obligations under these Terms and Conditions, or for any other reason, to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright or trademark registrations covering Intellectual Property or original works of authorship assigned to the Company under these Terms and Conditions or otherwise, Employee does hereby irrevocably designate and appoint the Company, through its duly authorized officers and agents, as Employee’s agent and attorney in fact, to act for and on Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright or trademark registrations thereon with the same legal force and effect as if executed by Employee. Employee understands that the Company may have entered into agreements with other parties that impose obligations on the Company regarding Inventions made during the course of the work under such agreements or regarding the confidential nature of such works, or otherwise received from third parties’ confidential or proprietary information (“Third Party Information”). Employee agrees to be bound by all such obligations of the Company arising in connection with such Third Party Information.

5. Non-Solicitation. During Employee’s employment with the Company, Employee will have access to Trade Secrets, Confidential Information and/or other non-public Company Property, and Employee will develop certain relationships with and/or knowledge about current and/or prospective employees, customers, vendors, or contractors such that if Employee were allowed to pursue relationships with the Company’s current or prospective employees, customers, vendors, or contractors, Employee would have an unfair advantage based upon confidential information and/or relationships developed. Therefore, Employee agrees that from the date of execution of these Terms and Conditions until the termination of Employee’s employment with the Company for any reason (the “Covered Period”), Employee will not, directly or indirectly: (a) solicit or recruit for employment, offer employment to, hire, solicit, or recruit for placement, place and/or offer to place with another company or entity — on a temporary, permanent or contract basis, or otherwise — anyone who at any time during the Covered Period is or was employed by the Company or any of its parents, subsidiaries or affiliates (a “Covered Employee”); provided that, at the time of such solicitation, recruitment, offer of employment, hiring, offer to place or placement, or any time during the ninety (90) day period immediately preceding same, the Covered Employee is or was an employee of the Company or any of its parents, subsidiaries, or affiliates; (b) encourage, entice or persuade, or attempt to encourage, entice or persuade any Covered Employee to leave the Company or any of its parents, subsidiaries, or affiliates; (c) solicit or encourage (i) any customer, vendor, or contractor of Company, (ii) any entity that had been a customer, vendor, or contractor with Company within one year preceding Employee’s termination of employment with the Company, (iii) any prospective customer, vendor, or contractor of the Company actively solicited within one year before the termination of Employee’s employment with the Company, or (iv) any parent, subsidiary or affiliate of any of the foregoing, to void, terminate or diminish its relationship with the Company or any of its parents, subsidiaries, or affiliates; (d) or seek to persuade (i) any customer, vendor, or contractor of the Company, (ii) any entity that had been a customer, vendor, or contractor with Company within one year preceding Employee’s termination of employment with the Company, (iii) any prospective customer, vendor, or contractor of the Company actively solicited within one year before the termination of Employee’s employment with the Company, or (iv) any parent, subsidiary, affiliate of any of the foregoing, to conduct with any other person or entity any business or activity that such customer, vendor, or contractor conducts with the Company or any of its parents, subsidiaries, or affiliates. The restrictions of this section shall not apply to the placement of general advertisements or the use of general search firm services that are not targeted, directly or indirectly, towards employees of the Company or any of its subsidiaries or affiliates.

6. Non-Use of Trade Secrets or Confidential Information and Full Disclosure of Existing Agreements with Prior Employers. Employee acknowledges and represents that as an employee of the Company, Employee will not breach any invention, assignment or proprietary information or similar agreement Employee may have with any former employer or other party. Employee further acknowledges and represents that Employee will not bring to the Company or use in the performance of Employee’s duties for the Company any documents or materials of any kind from a former employer or other person or entity that Employee is not legally authorized or permitted to use and/or that are not generally available to the public. Employee also agrees (a) the Company has not asked Employee to use or disclose any Trade Secrets and/or Confidential Information that is confidential to any of Employee’s prior employers, (b) Employee is not bound by any agreement (including, without limitation, any non-compete or non-solicitation agreement) that seeks to restrict the employers or entities for or with whom Employee may work, the customers, clients or prospects Employee may solicit or work with, or the former co-workers Employee may solicit or work with, and (c) Employee has provided written copies, and has otherwise fully disclosed the existence and terms, of any such agreement(s) to the Company’s management.

7. Government Agencies. Notwithstanding any provision of these Terms and Conditions to the contrary, these Terms and Conditions are not intended to, and shall not, limit or restrict Employee from engaging in the following activities, and the limitations in Section 3 shall not apply to the disclosure of Confidential Information under the following circumstances: (a) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (b) providing Confidential Information to the extent required by law or legal process or permitted by Section 21F of the Securities Exchange Act of 1934; or (c) cooperating with or participating or assisting in any government or regulatory entity investigation or proceeding. With respect to each of these three scenarios, however, and subject to applicable law, Employee agrees to take all reasonable steps to prevent the disclosure of Confidential Information beyond the allowable parameters described in this section. For the avoidance of doubt, nothing herein shall be interpreted to prevent, discourage, or prohibit Employee from participating in, or assisting others in participating in, any activity under Section 7 of the Act or otherwise cooperating with NLRB under the Act.

8. Non-disparagement. During and after any employment with the Company, regardless of how, when or why such employment ends, (i) Employee shall not make, either directly or by or through another person, any oral or written negative, disparaging, or adverse statements or representations of or concerning the Company or its subsidiaries or affiliates, any of their clients or businesses, or any of their current or former officers, directors, employees, or shareholders in a manner that is disloyal, reckless, or maliciously untrue, (ii) Employee shall not engage in any conduct or take any actions whatsoever to cause or influence any person or entity, including, but not limited to, any past, present or prospective employee of the Company, to initiate oral, written or electronic negative, disparaging or adverse statements or representations of or concerning the Company or its subsidiaries or affiliates, any of their clients or businesses, or any of their current or former officers, directors, employees, or shareholders that are disloyal, reckless, or maliciously untrue, and (iii) the Company will direct the Company Parties (as defined below) not to make any oral or written negative, disparaging or adverse statements or representations of or concerning Employee; provided, however, that nothing herein shall prohibit (x) critical communications between Employee and the Company or Company Parties during the Term and in connection with your employment, (y) Employee or any Company Party from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process), or (z) or be interpreted to prevent, discourage, or prohibit Employee from participating in, or assisting others in participating in, any activity under Section 7 of the Act or otherwise cooperating with the NLRB under the Act. For purposes of these Terms and Conditions, the term “Company Parties” shall mean the executive officers and designated spokespersons of the Company.

9. Applicable Law. The validity, performance and enforceability of these Terms and Conditions shall be determined and governed by the laws of the State of New Jersey, without regard to its conflict of law principles. The exclusive forum for any action concerning these Terms and Conditions or the transactions contemplated hereby shall be in the state and federal courts of competent jurisdiction in New Jersey. EMPLOYEE HEREBY CONSENTS TO THE EXERCISE OF JURISDICTION OF THE COURT IN THE EXCLUSIVE FORUM SET FORTH IN THESE TERMS AND CONDITIONS AND WAIVES ANY RIGHT EMPLOYEE MAY HAVE TO CHALLENGE OR CONTEST THE REMOVAL AT ANY TIME BY THE COMPANY TO FEDERAL COURT OF ANY ACTION EMPLOYEE MAY BRING AGAINST IT IN STATE COURT. EMPLOYEE AND THE COMPANY MUTUALLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THESE TERMS AND CONDITIONS OR EMPLOYEE’S EMPLOYMENT IN GENERAL.

10. Successors. These Terms and Conditions shall inure to the benefit of the Company, its subsidiaries and affiliates, and the successors and assigns of each of them. There are no third party beneficiaries under or pursuant to the terms of these Terms and Conditions.

11. Rule of Construction. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting these Terms and Conditions. The language of all parts of these Terms and Conditions shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

12. Amendments; Waivers. No term, condition, covenant, representation or acknowledgement contained in these Terms and Conditions may be amended or modified unless in writing signed by both parties, and no course of conduct shall be deemed a waiver of its provisions. The waiver of any provision of these Terms and Conditions shall not operate or be construed as a modification of these Terms and Conditions or waiver of any other breach. The failure to insist upon strict performance or to seek remedy for breach of any term or condition of these Terms and Conditions, or to exercise any right, remedy or election set forth herein or permitted by law or equity, shall not constitute or be construed as a waiver in the future of such term, condition, right, remedy or election. Any waiver hereunder by Company shall not be effective unless in a writing signed by an authorized officer or Company Party.

13. Reasonable Scope. Employee acknowledges and agrees that the foregoing agreements and restrictions are reasonable and necessary for the protection of the Company and its business, and are not limited in time to the duration of Employee’s employment but, to the extent permitted by law, extend after and shall survive any change in Employee’s position with the Company and the termination of Employee’s employment, irrespective of the reason for Employee’s termination. Employee further acknowledges and agrees that the Company shall be entitled to seek an injunction or other forms of equitable relief to prevent or terminate any violation of the foregoing restrictions. Any such relief shall be in addition to and not in lieu of any other remedy available to the Company, whether at law or in equity.

14. Severability. Employee agrees that if any part of Employee’s foregoing covenants or the duration thereof is deemed too restrictive by a court of competent jurisdiction, the court may alter the covenants and/or duration to make the same reasonable under the circumstances, and Employee acknowledges that Employee shall be bound thereby. If any one or more provisions of these Terms and Conditions, or the application thereof in any circumstance, is held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of any such provision(s) in every other respect and the remaining provisions of these Terms and Conditions shall be unimpaired, and these Terms and Conditions shall continue in full force and effect.

15. Complete Terms and Conditions. These Terms and Conditions and the terms and conditions set out in the attached offer letter constitute the entire agreement with respect to the subject matter hereof and cancel and supersede any and all other previous agreements with respect to the subject matter hereof. Sections 8-15 hereof shall apply with equal force with respect to the Offer Letter.

16. Employee Review. Employee understands Employee has the right to consult an attorney prior to the signing of these Terms and Conditions, and acknowledges that Employee’s signature below signifies Employee has fully reviewed and understands all of the terms of these Terms and Conditions and that Employee has agreed to those terms.

17. Equitable Relief. Employee acknowledges if there is a breach or threatened breach of the provisions of Section 3 or 5 of the Terms and Conditions, Company may have no adequate remedy in monetary or other damages and, accordingly, shall be entitled to equitable relief, including without limitation, injunction and specific performance. Employee further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for Employee’s breach or threatened breach of these sections of these Terms and Conditions, but shall be in addition to all other remedies available at law or in equity to Company.

18. Assignment. Neither these Terms and Conditions nor any rights or obligations that either party may have by reason of these Terms and Conditions shall be assignable by either party without the prior written consent of the other party, provided, however, Company may assign these Terms and Conditions at any time, with or without notice, to an affiliate or any successor in connection with a merger, acquisition, reorganization, consolidation, or sale of all or substantially all of its assets or the business to which these Terms and Conditions relate.

19. Representations and Warranties. Employee hereby represents and warrants to the Company (i) Employee’s execution, delivery, and performance of these Terms and Conditions do not and shall not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound and (ii) upon the execution and delivery of these Terms and Conditions, it shall be a valid and binding obligation, enforceable in accordance with its terms. Employee hereby acknowledges and represents Employee fully understands the terms and conditions contained herein.

20. Counterparts. These Terms and Conditions may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event any signature is delivered by electronic transmission, such signature shall create a valid and binding obligation of the party executing the same with the same force and effect as if such electronic signature page were an original thereof.